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Exhibit 4.6

SUMMIT ENERGY VENTURES, LLC

April 22, 2005

Power Efficiency Corporation
3900 Paradise Road, Suite 283
Las Vegas, NV 89109

  Re:
  Offer to Purchase 1,204,819 Shares of Series A-1 Convertible Preferred Stock and Warrants to Purchase Common Stock

Ladies and Gentlemen:

        In accordance with our discussions with Power Efficiency Corporation (the "Company"), Summit Energy Ventures, LLC, a Delaware limited liability company ("Summit"), hereby offers to purchase 1,204,819 shares (the "Shares") of Series A-1 Convertible Preferred Stock of the Company (the "Series A-1 Stock") and Warrants to purchase 500,000 shares of Common Stock of the Company (the "Warrants"), on the following terms and conditions:

          1.     Purchase Price.    The aggregate purchase price for the Shares and Warrants is $200,000 in cash.

          2.     Terms of Warrants.    The Warrants will allow Summit to purchase, at any time prior to the fifth anniversary following the date on which the shares and Warrants are issued (the "Closing Date"), and at Summit's sole and absolute discretion, 500,000 shares of Common Stock of the Company at a price which is equal to two hundred percent (200%) of the 5-day average of the closing sales price of shares of Common Stock of the Company on the OTC Bulletin Board prior to the Closing Date (the "Average Sales Price").

          3.     Consent; Waiver of Series A-1 Antidilution Provisions.    The requisite percentage of holders of the Series A-1 Stock shall have consented to the issuance of the Shares and shall have waived the applicability of the antidilution provisions of the Series A-1 Stock to this transaction.

          4.     Securities Law Compliance.    Summit confirms that it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act"), and that in order to comply with the requirements of Section 4(2) of the 1933 Act and any applicable state securities or blue sky laws Summit represents and warrants that it is acquiring the Shares and the Warrants for investment purposes only and not with a view to the resale or distribution thereof.

          5.     Company Action.    This transaction shall have been approved by the requisite vote of members of the Board of Directors of the Company who are independent of Summit.

        If the foregoing sets forth our understanding, please indicate your agreement by signing and returning the enclosed copy of this letter.

Very truly yours,
SUMMIT ENERGY VENTURES, LLC
			By:	/s/ STEVEN STRASSER
				Name:	Steven Strasser
				Title:	CEO
AGREED TO AND ACCEPTED AS OF THE 22nd DAY OF APRIL, 2005:
POWER EFFICIENCY CORPORATION
By:	/s/ STEVEN STRASSER
	Name:	Steven Strasser
	Title:	CEO

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  Exhibit 4.6